Exhibit 99.1

Design Within Reach Announces New Effective Date for Resignation of Ken La Honta, Chief Financial Officer

SAN FRANCISCO—(BUSINESS WIRE)—August 22, 2006—Design Within Reach, Inc. (Nasdaq: DWRI) today announced that, upon mutual agreement, the resignation of Ken La Honta, its former Chief Financial Officer, was made effective as of August 16, 2006. Design Within Reach had previously announced that Mr. La Honta’s resignation would be effective on the earlier of the filing of the 10-Q for the second quarter of 2006 or September 1, 2006.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to maintain profitability. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest annual report on Form 10-K and our latest Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	Ray Brunner
Design Within Reach, Inc.
rbrunner@dwr.com
(415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 954-1100

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